                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940


             THE UNDERSIGNED INVESTMENT COMPANY HEREBY NOTIFIES THE
         SECURITIES AND EXCHANGE COMMISSION THAT IT REGISTERS UNDER AND
          PURSUANT TO THE PROVISIONS OF SECTION 8(A) OF THE INVESTMENT
         COMPANY ACT OF 1940 AND IN CONNECTION WITH SUCH NOTIFICATION OF
                 REGISTRATION SUBMITS THE FOLLOWING INFORMATION:

                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                      NAME

                              55 GREENS FARMS ROAD
                               WESTPORT, CT 06881

         ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE
                                   ZIP CODE )

             TELEPHONE NUMBER (INCLUDING AREA CODE): (888) 247-9744

                NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                                  GARY TENKMAN
                               BISYS FUND SERVICES
                                3435 STELZER ROAD
                               COLUMBUS, OH 43219

                                 WITH A COPY TO:

                            MATTHEW G. MALONEY, ESQ.
                     DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP
                               2101 L STREET, N.W.
                             WASHINGTON, D.C. 20037



                             CHECK APPROPRIATE BOX:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

         YES   [X]       NO   [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, in the State of New York on the 20th day of July, 1999.

                              USAllianz Variable Insurance Products Trust

                              By: /s/ Jennifer Brancato
                                 -------------------------
                                 Jennifer Brancato
                                                       Secretary

Attest: /s/ Gary Tenkman
        ------------------------
         Gary Tenkman
         Treasurer

           2